EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713) 346-7606

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2011 EARNINGS

HOUSTON, TX, February 2, 2012 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the fourth quarter ended December 31, 2011 it earned net income of $574 million, or $1.35 per fully diluted share. Earnings improved eight percent compared to third quarter of 2011, and improved 30 percent compared to the fourth quarter of 2010. Excluding $12 million in pre-tax transaction charges in the fourth quarter of 2011, net income was $583 million, or $1.37 per fully diluted share, up nine percent from the third quarter of 2011, and up 30 percent from the fourth quarter of 2010, excluding transaction charges from all periods.

Revenues reported for the full year 2011 were $14.66 billion, and net income was $1.99 billion, or $4.70 per fully diluted share. Operating profit for the full year 2011 was $2.94 billion. Excluding $41 million in pre-tax transaction charges in 2011, net income was $2.02 billion, or $4.77 per fully diluted share, and operating profit was $2.98 billion or 20.3 percent of sales, for the full year 2011.

Revenues for the fourth quarter increased 14 percent sequentially to $4.26 billion. Operating profit for the fourth quarter, excluding transaction charges, was $860 million or 20.2 percent of sales, up 11 percent from the third quarter of 2011. Operating profit flow-through, or the change in operating profit divided by the change in revenue, was 16 percent from the third quarter of 2011 to the fourth quarter of 2011, and was 22 percent from the fourth quarter of 2010 to the fourth quarter of 2011, excluding transaction charges from all periods. The Company’s acquisition of Ameron was completed on October 5, 2011 and contributed to its sequential growth in revenues.

Backlog for capital equipment orders for the Company’s Rig Technology segment at December 31, 2011 was $10.16 billion, down one percent from the third quarter of 2011, but double year-earlier levels. New orders during the quarter were $1.67 billion, reflecting continued good demand for oilfield equipment.

Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We achieved solid results in 2011. The Company posted record revenues, net income, and orders for capital equipment, which at $10.8 billion for the year handily beat our previous high of $7.3 billion. We used the year to focus on efficiency and technology, while continuing to invest for future growth, to position National Oilwell Varco to capitalize on extraordinary opportunities emerging in the oil and gas industry.

We enter 2012 with strong financial resources, $3.5 billion in cash, a solid backlog, and an experienced team capable of delivering great service and products to our customers. We believe that the oil and gas industry will continue to need to upgrade the world’s rig fleet, and we look forward to continuing to help our customers retool their rigs to improve safety, reduce environmental impact, and drive higher efficiency. I thank all of our dedicated employees for their hard work and outstanding execution this year.”

Rig Technology

Fourth quarter revenues for the Rig Technology segment were $2.32 billion, an increase of 18 percent from the third quarter of 2011 and an increase of 32 percent from the fourth quarter of 2010. Operating profit for this segment was $603 million, or 26.0 percent of sales, an increase of 14 percent from the third quarter of 2011 and an increase of 20 percent from the fourth quarter of 2010. Sequential operating profit flow-through was 22 percent. Year-over-year operating profit flow-through was 18 percent. Revenue out of backlog for the segment increased 26 percent sequentially and increased 40 percent year-over-year, to $1.78 billion for the fourth quarter of 2011.

Petroleum Services & Supplies

Revenues for the fourth quarter of 2011 for the Petroleum Services & Supplies segment were $1.57 billion, up eight percent compared to third quarter 2011 results and up 38 percent compared to fourth quarter 2010 results. Operating profit was $301 million, or 19.2 percent of sales, essentially flat from the third quarter of 2011 and an increase of 77 percent from the fourth quarter of 2010. Operating profit flow-through was two percent from the prior quarter, and 30 percent from the fourth quarter of 2010 to the fourth quarter of 2011. Reported fourth quarter results for Petroleum Services & Supplies include the Fiberglass Composite Pipe segment of Ameron from the acquisition date, which contributed $71 million in revenue to the segment in the quarter.

Distribution & Transmission

Fourth quarter revenues for the Distribution & Transmission segment were $560 million, up 17 percent from the third quarter of 2011 and up 32 percent from the fourth quarter of 2010. Fourth quarter operating profit was $45 million or 8.0 percent of sales. Operating profit flow-through was 10 percent sequentially, and 11 percent from the fourth quarter of 2010 to the fourth quarter of 2011. Reported fourth quarter results for Distribution & Transmission include the Water Transmission and Infrastructure Products segments of Ameron from the acquisition date, which contributed $70 million in revenue in the quarter.

The Company has scheduled a conference call for February 2, 2012, at 8:00 a.m. Central Time to discuss fourth quarter and 2011 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-447-0521 within North America or 1-847-413-3238 outside of North America outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,535	$3,333
Receivables, net	3,291	2,425
Inventories, net	4,030	3,388
Costs in excess of billings	593	815
Deferred income taxes	336	316
Prepaid and other current assets	325	258

Total current assets	12,110	10,535
Property, plant and equipment, net	2,445	1,840
Deferred income taxes	267	341
Goodwill	6,151	5,790
Intangibles, net	4,073	4,103
Investment in unconsolidated affiliates	391	386
Other assets	78	55

	$25,515	$23,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$901	$628
Accrued liabilities	2,376	2,105
Billings in excess of costs	865	511
Current portion of long-term debt and short-term borrowings	351	373
Accrued income taxes	709	468
Deferred income taxes	214	451

Total current liabilities	5,416	4,536
Long-term debt	159	514
Deferred income taxes	1,852	1,885
Other liabilities	360	253

Total liabilities	7,787	7,188

Commitments and contingencies
Stockholders’ equity:
Common stock – par value $.01; 423,900,601 and 421,141,751 shares issued and outstanding at December 31, 2011 and December 31, 2010	4	4
Additional paid-in capital	8,535	8,353
Accumulated other comprehensive (loss) income	(23)	91
Retained earnings	9,103	7,300

Total National Oilwell Varco stockholders’ equity	17,619	15,748
Noncontrolling interests	109	114

Total stockholders’ equity	17,728	15,862

	$25,515	$23,050

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Years Ended December 31,
	December 31,		September 30, 2011
	2011	2010		2011	2010
Revenue:
Rig Technology	$2,316	$1,757	$1,970	$7,788	$6,965
Petroleum Services & Supplies	1,570	1,137	1,460	5,654	4,182
Distribution & Transmission	560	423	480	1,873	1,546
Eliminations	(187)	(145)	(170)	(657)	(537)

Total revenue	4,259	3,172	3,740	14,658	12,156
Gross profit	1,287	998	1,170	4,538	3,850
Gross profit %	30.2%	31.5%	31.3%	31.0%	31.7%
Selling, general, and administrative	427	373	392	1,560	1,385
Other costs	12	1	6	41	45

Operating profit	848	624	772	2,937	2,420
Interest and financial costs	(9)	(12)	(8)	(40)	(50)
Interest income	5	4	5	18	13
Equity income in unconsolidated affiliates	12	14	11	46	36
Other income (expense), net	(13)	(7)	—	(39)	(22)

Income before income taxes	843	623	780	2,922	2,397
Provision for income taxes	270	186	252	937	738

Net income	573	437	528	1,985	1,659
Net loss attributable to noncontrolling interests	(1)	(3)	(4)	(9)	(8)

Net income attributable to Company	$574	$440	$532	$1,994	$1,667

Net income attributable to Company per share:
Basic	$1.36	$1.05	$1.26	$4.73	$3.99

Diluted	$1.35	$1.05	$1.25	$4.70	$3.98

Weighted average shares outstanding:
Basic	422	418	422	422	417

Diluted	425	421	425	424	419

NATIONAL OILWELL VARCO, INC.

OPERATING PROFIT – AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)

(In millions)

	Three Months Ended			Years Ended December 31,
	December 31,		September 30, 2011
	2011	2010		2011	2010
Revenue:
Rig Technology	$2,316	$1,757	$1,970	$7,788	$6,965
Petroleum Services & Supplies	1,570	1,137	1,460	5,654	4,182
Distribution & Transmission	560	423	480	1,873	1,546
Eliminations	(187)	(145)	(170)	(657)	(537)

Total revenue	$4,259	$3,172	$3,740	$14,658	$12,156

Operating profit:
Rig Technology	$603	$501	$528	$2,070	$2,071
Petroleum Services & Supplies	301	170	299	1,095	585
Distribution & Transmission	45	30	37	136	78
Unallocated expenses and eliminations	(89)	(76)	(86)	(323)	(269)

Total operating profit (before other costs)	$860	$625	$778	$2,978	$2,465

Operating profit %:
Rig Technology	26.0%	28.5%	26.8%	26.6%	29.7%
Petroleum Services & Supplies	19.2%	15.0%	20.5%	19.4%	14.0%
Distribution & Transmission	8.0%	7.1%	7.7%	7.3%	5.0%
Other unallocated	—	—	—	—	—

Total operating profit % (before other costs)	20.2%	19.7%	20.8%	20.3%	20.3%

NATIONAL OILWELL VARCO, INC.

AS ADJUSTED EBITDA RECONCILIATION EXCLUDING OTHER COSTS

(Unaudited)

(In millions)

	Three Months Ended			Years Ended December 31,
	December 31,		September 30, 2011
	2011	2010		2011	2010
Reconciliation of EBITDA excluding other costs (Note 1):
GAAP net income attributable to Company	$574	$440	$532	$1,994	$1,667
Provision for income taxes	270	186	252	937	738
Interest expense	9	12	8	40	50
Depreciation and amortization	142	129	140	555	507

EBITDA	995	767	932	3,526	2,962
Other costs:
Transaction costs	12	1	6	24	7
Libya asset write-down	—	—	—	17	—
Devaluation costs	—	—	—	—	38

EBITDA excluding other costs (Note 1)	$1,007	$768	$938	$3,567	$3,007

Note 1: EBITDA excluding other costs means earnings before interest, taxes, depreciation, amortization, and other costs, and is a non-GAAP financial measurement. Management uses EBITDA excluding other costs because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com